UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):
December 13, 2011

DRINKS AMERICAS HOLDINGS, LTD.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-19086	87-0438825
State of Incorporation	Commission File Number	IRS Employer I.D. Number

372 Danbury Road, Suite 163, Wilton, Connecticut 06897
Address of principal executive offices

Registrant's telephone number: (203) 762-7000

(Former Name or Former Address, if Changed Since Last Report)

Copies to:
Darrin M. Ocasio, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32 nd Floor
New York, New York 10006
Telephone: (212) 930-9700
Facsimile: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

Item 2.04                      Triggering Events That Accelerate or Increase a Direct Financial Obligation of an Obligation under an Off-Balance Sheet Arrangement

Item 3.02                      Unregistered Sales of Equity Securities.

As previously reported on the Company’s Current Report on Form 8-K, filed with the SEC on June 25, 2009, on June 19, 2009, Drinks Americas Holdings, Ltd., a Delaware corporation (the “Company”) sold to one accredited investor (the “Investor”) a $4,000,000 non-interest bearing debenture (the “Debenture”) pursuant to a Securities Purchase Agreement (the “SPA”).  The Company’s obligations under the Debenture and the SPA were secured by a Pledge Agreement (the “Pledge Agreement” and, together with the Debenture, the SPA and all other documents entered into in conjunction therewith or as an amendment thereto, the “Loan Documents”).

On December 13, 2011, the Company and the Investor entered into a Forbearance Agreement (the “Forbearance Agreement”) whereby the Investor agreed to forbear from enforcing the Investor’s remedial rights under the Loan Documents until January 1, 2013 (the “Forbearance Agreement”).  Pursuant to the Forbearance Agreement, the Debenture will remain in full force and effect and, as a result of certain defaults under the Loan Documents, the outstanding amount owed under the Debenture, including interest, fees, penalties and legal fees, was agreed to be no less than $2,000,000, with interest, fees and penalties continuing to accrue (the “Debenture Balance”).  Notwithstanding the Debenture Balance, the Company and the Investor agreed to a payoff balance of $1,126,360 (the “Forbearance Amount”), which Forbearance Amount shall accrue interest at a rate of 8% per annum, commencing on December 13, 2011.  So long as the Company complies with the terms of the Forbearance Agreement and no further defaults occur under the Loan Documents, the Company’s obligation will be entirely satisfied upon due payment of the Forbearance Amount in accordance with the following schedule of fixed cash payments:

▪	$285,360.00 upon execution of the Forbearance Agreement, which payment was made on December 13, 2011;
▪	$50,000.00 to be paid on or before March 1, 2012;
▪	$283,000.000 to be paid on or before June 1, 2012;
▪	$50,000.00 to be paid on or before September 1, 2012;
▪	$50,000.00 to be paid on or before November 1, 2012; and
▪	$408,000.00 plus all accrued and unpaid interest to be paid on or before January 1, 2013.

Furthermore, in the event the Company is able to pay the entire Forbearance Amount, less $100,000.00, on or before June 30, 2012, the remaining $100,000.00 will be discounted from the Forbearance Amount due.  On October 5, 2011 the Company paid the Investor $50,000.00 and shortly thereafter a final issuance of 19,320,000 shares of Common Stock which payment and issuance were credited to the Debenture Balance and the Forbearance Amount and were reflected in the amounts owed under the Debenture Balance and the Forbearance Amount.

In the event that the Company does not comply with all of its obligations or a default occurs under the Forbearance Agreement or the Loan Documents (a “Future Default”), the outstanding balance under the Debenture will be deemed to be the Debenture Balance with all accrued interest, fees and penalties, less any payments made in accordance with the payment schedule.  In the event of a Future Default, the Investor will have a right to convert all or part of the Debenture Balance for shares of Common Stock.  Accordingly, the Company agreed to reserve 100,000,000 shares of Common Stock for issuance to the lender upon such conversion.  In addition, the Company entered into an Escrow Agreement whereby the Company agreed to deliver 100,000,000 shares (the “Forbearance Conversion Shares”) to be held in escrow.  In the event of certain defaults under the Forbearance Agreement or the Debenture, the Investor will have the right to receive the Forbearance Conversion Shares, which right was memorialized in that certain letter containing Irrevocable Instructions to Transfer Agent, dated December 13, 2011.  Pursuant to the Forbearance Agreement, the Company also consented to a Judgment by Confession whereby the Company agreed to allow a court of proper jurisdiction to enter a Judgment against the Company in favor of the Investor.

The foregoing description of the Stock Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreements attached to this Form 8-K as Exhibits 10.1, 10.2, 10.3, and 10.4, which exhibits are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.                                Description

10.1	Forbearance Agreement, dated December 13, 2011
10.2	Escrow Instructions, dated December 13, 2011
10.3	Irrevocable Instructions to Transfer Agent, dated December 13, 2011
10.4	Judgment by Confession and Consent to Entry of Judgment by Confession, dated December 7, 2011

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  December 20, 2011

DRINKS AMERICAS HOLDINGS, LTD.

/s/ J. Patrick Kenny
J. Patrick Kenny, President and CEO